Orion Group Holdings, Inc. Reports Second Quarter 2018 Results

HOUSTON, TEXAS, August 2, 2018 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $2.2 million, ($0.08 diluted earnings per share) for the three months ended June 30, 2018. These results compare to net loss of $2.3 million, ($0.08 diluted loss per share) for the same period a year ago.

“We are pleased with our results for the second quarter,” said Mark Stauffer, Orion Group Holding's President and Chief Executive Officer. “Our Marine segment performed well during the second quarter as a result of continued strong demand and solid execution. In our Concrete Segment, we continued to experience some margin pressure, particularly in Houston, but expect this pressure to begin to abate as we head into 2019. Additionally, we continue to see market indications for continued solid demand across our markets, including the recently announced US Army Corps of Engineers $5 billion of funding for disaster recovery projects in Texas. Overall, we are pleased with our results for the first half of the year and remain optimistic about future growth opportunities.”

Consolidated Results for Second Quarter 2018 compared to Second Quarter 2017

•	Contract revenues were $159.8 million, an increase of 16.3% as compared to revenues of $137.4 million. The increase is primarily attributed to the timing and mix of projects.

•
Gross profit was $20.8 million, as compared to gross profit of $15.4 million. Gross profit margin was 13.0% as compared to 11.2%. This increase is primarily attributed to solid operational performance and the timing and mix of projects.

•	Selling, General and Administrative expenses were $16.9 million as compared to $17.5 million. The decrease is driven by cost saving initiatives and decreased legal fees.

•	Operating income was $4.6 million as compared to an operating loss of $2.5 million.

•	EBITDA was $12.5 million, representing a 7.8% EBITDA margin as compared to EBITDA of $5.1 million, or 3.7% EBITDA margin.

Segment Results for Second Quarter 2018 Compared to Second Quarter 2017

Marine Segment

•	Contract revenues were $80.7 million, an increase of 30.2% as compared to $62.0 million. The increase is primarily attributed to the timing and mix of projects.

•	Operating income was $3.6 million, as compared to an operating loss of $8.6 million. The increase is attributed to solid execution and the timing and mix of projects.

•	EBITDA was $12.2 million, representing a 15.1% EBITDA margin as compared to $(1.2) million EBITDA and a (2.0)% EBITDA margin.

Concrete Segment

•	Contract revenues were $79.1 million, an increase of 4.8%, as compared to $75.4 million. The increase is primarily attributed to the expansion into the Central Texas market and solid production.

•
Operating income was $0.9 million, as compared to operating income of $6.2 million. The decrease is primarily attributed to the timing and mix of projects and competitive pressure in the Houston market.

•	EBITDA was $0.3 million, representing a 0.4% EBITDA margin as compared to $6.3 million EBITDA and an 8.4% EBITDA margin.

Backlog

Backlog of work under contract as of June 30, 2018 was $340.7 million, which compares with backlog under contract at June 30, 2017 of $428.1 million, a decrease of 20.4%. Of the June 30, 2018 backlog, $184.6 million was attributable to the Marine segment, while $156.1 million was attributable to the Concrete segment. The change in backlog is due to the timing and mix of project awards. Backlog continues to support the Company's outlook. Currently, the Company has $1 billion worth of bids outstanding, including approximately $135 million on which it is the apparent low bidder, or have been awarded subsequent to the end of the second quarter, of which, approximately $108 million pertains to the Marine segment and approximately $27 million is in the Concrete segment.

"During the second quarter, we bid on approximately $668 million and were successful on approximately $145 million," said Chris DeAlmeida, Orion Group Holding's Executive Vice President and Chief Financial Officer. "This resulted in a 0.91 times book-to-bill ratio and a win rate of 21.7%. In the Marine segment, we bid on approximately $127 million during the second quarter 2018 and were successful on $83 million, which translated into a 1.03 times book-to-bill ratio and a win rate of 65.6%. The Concrete segment bid on approximately $541 million in work while being awarded approximately $62 million. This yielded a 0.78 times book-to-bill ratio and a win rate of 11.5%."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Business Sector Overviews

The infrastructure sector, which consists of the Marine segment, provides both public and private opportunities to maintain and expand marine facilities on and over U.S. waterways. Market fundamentals in this segment continue to provide good opportunities for future jobs. Specifically, expansion of private sector waterside facilities continues, with solid demand from private recreational customers, including bid opportunities for cruise infrastructure, as well as continued solid demand from the downstream energy sector. Additionally, the U.S. Army Corps of Engineers recently announced nearly $5 billion of funding in connection with disaster recovery in Texas, which the Company expects will provide significant future bid opportunities.

The building sector, which consists of the Concrete segment, continues to see solid demand as its three major metropolitan markets retain their positions as leading centers for population growth and business expansion. Population growth is driving new distribution centers, office expansion, retail and grocery establishments, multi-family housing units, educational facilities and medical facilities. In Houston, the Company continues to experience competitive pressure in the market, but expects to maintain market share. The Company continues to focus on expanding its market share in the Dallas-Fort Worth market, including adding structural opportunities. Also, solid growth opportunities are expected in the Central Texas market as the Company continues to see fundamentally strong end market drivers.

In the industrial sector, the Company continues its greenfield expansion by combining talent and resources from the Marine segment and Concrete segment to execute and pursue foundation and other work inside the industrial environment. The Company is currently executing industrial projects with several additional bids and bid opportunities developing. The Company continues to expect the massive, long-term petrochemical driven opportunities along the Gulf Coast to provide significant project opportunities with outpaced growth in the petrochemical industry.

Outlook

“We are extremely pleased with the first half of 2018 and remain comfortable with our 2018 outlook,” stated Mr. Stauffer. “As we look ahead, we expect to see continued strong demand for our services across the Company. We remain focused on profitably delivering high quality projects to our customers with continued service expansion across our operating segments and areas. As a result, we continue to expect bottom line improvement for the full year 2018, and we are increasing our full year 2018 EBITDA range to between $45 and $50 million. This improvement should continue to expand in 2019 and beyond as we continue to execute our strategy.”

Credit Facility

Subsequent to the end of the second quarter 2018, the Company amended its Credit Agreement. The goal of this amendment was to provide the Company with greater flexibility, while reducing overall cost. The amendment converts the existing $185 million Credit Facility to a $160 million Credit Facility of which $60 million is a term loan and $100 million is a revolver. The amendment also extends the Credit facility to 2023 and reduces the required term loan amortization. The leverage ratio requirements remain unchanged at 3.0 times the trailing twelve months adjusted EBITDA. Additionally, the new facility reduces the overall interest expense at higher leverage ratios. Due to the extension of this facility and other changes in terms, the Company will account for the amendment as a debt extinguishment and expense the remaining unamortized fees from the original facility. As a result of this non-cash charge, interest expense in the third quarter of 2018 will be higher by approximately $2.1 million. The new fees associated with the amendment are approximately $0.9 million and will be amortized over the new term, or five years. Total debt outstanding subsequent to the transaction is $90 million, with approximately $70 million available under the revolving Credit Facility. The Company is pleased with the continued robust support from its lenders and looks forward to maintaining a long relationship with its bank group.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2018 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 2, 2018. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Second Quarter 2018 Earnings Conference Call toll free at (855) 478-9690; participant code: 6799625.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” and “EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Items excluded, generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 13, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact
Orion Group Holdings Inc.
Shane Martin, Investor Relations (972) 850-2001

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Contract revenues	$159,767	$137,420	$296,610	$276,177
Costs of contract revenues	138,998	122,023	260,019	247,795
Gross profit	20,769	15,397	36,591	28,382
Selling, general and administrative expenses	16,864	17,528	31,878	32,507
(Gain) loss on sale of assets, net	(686)	335	(1,499)	(177)
Other gain from continuing operations	—	—	(5,448)	—
Operating income (loss) from operations	4,591	(2,466)	11,660	(3,948)
Other (expense) income
Other income	476	11	474	21
Interest income	47	—	47	—
Interest expense	(1,205)	(1,462)	(2,682)	(2,817)
Other expense, net	(682)	(1,451)	(2,161)	(2,796)
Income (loss) before income taxes	3,909	(3,917)	9,499	(6,744)
Income tax expense (benefit)	1,660	(1,624)	3,149	(2,643)
Net income (loss)	2,249	(2,293)	6,350	(4,101)

Basic income (loss) per share	$0.08	$(0.08)	$0.22	$(0.15)
Diluted income (loss) per share	$0.08	$(0.08)	$0.22	$(0.15)
Shares used to compute income (loss) per share:
Basic	28,309,004	27,941,814	28,243,400	27,867,090
Diluted	28,544,010	27,941,814	28,474,432	27,867,090

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Marine
Contract revenues	$80,698	$62,003	$143,489	$129,183
Operating income (loss)	3,642	(8,617)	9,907	(16,323)

Concrete
Contract revenues	$79,069	$75,417	$153,121	$146,994
Operating income	949	6,150	1,753	12,375

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Operating income (loss)	$4,591	$(2,466)	$11,660	$(3,948)
Other (expense) income	476	11	474	21
Depreciation and amortization expense	7,431	7,591	14,211	15,119
EBITDA(1)	$12,498	$5,136	$26,345	$11,192
Operating income (loss) margin(2)	3.2%	(1.8)%	4.1%	(1.4)%
Impact of depreciation and amortization	4.6%	5.5%	4.8%	5.5%
EBITDA margin(1)	7.8%	3.7%	8.9%	4.1%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Operating income (loss)	$3,642	$(8,617)	$9,907	$(16,323)
Other income	3,251	2,317	5,580	4,149
Depreciation and amortization expense	5,295	5,087	10,026	10,342
EBITDA(1)	$12,188	$(1,213)	$25,513	$(1,832)
Operating income (loss) margin(2)	8.5%	(10.2)%	10.8%	(9.4)%
Impact of depreciation and amortization	6.6%	8.2%	7.0%	8.0%
EBITDA margin(1)	15.1%	(2.0)%	17.8%	(1.4)%

	Concrete
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Operating income	$949	$6,150	$1,753	$12,375
Other expense	(2,775)	(2,306)	(5,106)	(4,128)
Depreciation and amortization expense	2,136	2,505	4,185	4,777
EBITDA(1)	$310	$6,349	$832	$13,024
Operating (loss) income margin(2)	(2.3)%	5.1%	(2.2)%	5.6%
Impact of depreciation and amortization	2.7%	3.3%	2.7%	3.2%
EBITDA margin(1)	0.4%	8.4%	0.5%	8.8%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$6,281	$9,086
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	77,015	84,953
Retainage	37,909	39,189
Other current	3,942	3,706
Income taxes receivable	248	339
Inventory	3,878	4,386
Costs and estimated earnings in excess of billings on uncompleted contracts	53,287	46,006
Prepaid expenses and other	4,677	4,124
Total current assets	187,237	191,789
Property and equipment, net	147,683	146,278
Inventory, non-current	4,835	4,915
Goodwill	69,483	69,483
Intangible assets, net of amortization	16,481	18,175
Other non-current	6,550	$2,645
Total assets	$432,269	$433,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$30,743	$22,756
Accounts payable:
Trade	37,500	45,194
Retainage	2,826	1,990
Accrued liabilities	18,218	17,873
Taxes payable	705	256
Billings in excess of costs and estimated earnings on uncompleted contracts	25,069	33,923
Total current liabilities	115,061	121,992
Long-term debt, net of debt issuance costs	57,094	63,185
Other long-term liabilities	4,904	3,573
Deferred income taxes	15,084	13,243
Interest rate swap liability	—	26
Total liabilities	192,143	202,019
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 29,422,432 and 28,860,961 issued; 28,711,208 and 28,149,737 outstanding at June 30, 2018 and December 31, 2017, respectively	293	288
Treasury stock, 711,231 shares, at cost, as of June 30, 2018 and December 31, 2017, respectively	(6,540)	(6,540)
Other comprehensive income (loss)	320	(26)
Additional paid-in capital	177,142	174,697
Retained earnings	68,911	62,847
Total stockholders’ equity	240,126	231,266
Total liabilities and stockholders’ equity	$432,269	$433,285

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$6,350	$(4,101)
Adjustments to reconcile net income (loss) to net cash provided by (used in):
Operating activities:
Depreciation and amortization	14,211	15,119
Deferred financing cost amortization	646	631
Deferred income taxes	1,841	(760)
Stock-based compensation	1,151	1,207
Gain on sale of property and equipment	(1,499)	(177)
Other gain from continuing operations	(5,448)	—
Change in operating assets and liabilities:
Accounts receivable	8,983	17,742
Income tax receivable	91	(2,202)
Inventory	588	(5)
Prepaid expenses and other	1,482	720
Costs and estimated earnings in excess of billings on uncompleted contracts	(7,282)	(1,853)
Accounts payable	(6,952)	(3,774)
Accrued liabilities	(962)	(1,989)
Income tax payable	449	(689)
Billings in excess of costs and estimated earnings on uncompleted contracts	(8,854)	252
Other	(286)	—
Net cash provided by operating activities	4,509	20,121
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,070	5,547
Contributions to CSV life insurance	(266)	(241)
Acquisition of TBC	—	(6,000)
Insurance claim proceeds related to property and equipment	1,150	—
Purchase of property and equipment	(11,911)	(3,689)
Proceeds from return of investment	94	—
Net cash used in investing activities	(9,863)	(4,383)
Cash flows from financing activities:
Borrowings from Credit Facility	13,000	37,000
Payments made on borrowings from Credit Facility	(11,750)	(53,063)
Exercise of stock options	1,299	940
Net cash provided by (used in) financing activities	2,549	(15,123)
Net change in cash and cash equivalents	(2,805)	615
Cash and cash equivalents at beginning of period	9,086	305
Cash and cash equivalents at end of period	$6,281	$920
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,055	$2,193
Taxes, net of refunds	$404	$1,067